 Exhibit 99.1

TTEC Provides Financial Outlook Update due to Impact of COVID-19

Withdraws guidance for 2020 due to increased uncertainty related to impact of COVID-19

Maintains a strong liquidity position and healthy balance sheet

DENVER, March 24, 2020 – TTEC Holdings, Inc. (NASDAQ: TTEC), a leading digital global customer experience technology and services company focused on the design, implementation and delivery of transformative solutions for many of the world’s most iconic and disruptive brands, today announced the following business update.

TTEC’s priority is the health and safety of its employees, clients’ service, and support of communities where it operates during these rapidly changing and unprecedented times. TTEC began preparing for the potential consequences of coronavirus/COVID-19 outbreak over two months ago. The company continues to serve its clients’ evolving needs through proactively leveraging its global contact center technology infrastructure and ensuring that its employees and clients have the access, tools, and technology they require to continue working safely and efficiently.

The company’s approach to @home work and business continuity support has been built over many decades, and includes helping clients establish and execute contingency plans across their operations with rapid deployment of scaled @home resources, on-demand remote capacity, and virtual technology solutions that help reduce risk and provide frontline assistance during this crisis.

Recent government-imposed restrictions around the world have significantly impacted businesses and their workforces. Certain TTEC operating centers have been affected by local lockdowns and restrictions on facilities access. Others may be impacted as the coronavirus/COVID-19 spreads. Given the overall uncertainty and fluidity of the current global pandemic response, coupled with how various government-imposed limitations may translate into client service delivery constraints, TTEC is withdrawing the guidance provided on March 4, 2020. TTEC continues to be highly engaged with new and existing clients leveraging its technology solutions and service capabilities to help its clients and their customers in this time of need. The company will provide more detailed analysis in conjunction with its first quarter 2020 earnings report.

TTEC continues to maintain a strong liquidity position and healthy balance sheet.

About TTEC

TTEC Holdings, Inc. (NASDAQ: TTEC) is a leading global customer experience technology and services company focused on the design, implementation and delivery of transformative customer experience for many of the world’s most iconic and disruptive brands. The Company delivers outcome-based customer engagement solutions through TTEC Digital, its digital consultancy that designs and builds human centric, tech-enabled, insight-driven customer experience solutions for clients and TTEC Engage, its delivery center of excellence, that operates customer acquisition, care, fraud prevention and detection, and content moderation services. Founded in 1982, the Company's 49,500 employees operate on six continents across the globe and live by a set of customer-focused values that guide relationships with clients, their customers, and each other. To learn more about how TTEC is bringing humanity to the customer experience, visit www.ttec.com

Investor Relations Contact Paul Miller +1.303.397.8641	Public Relations Contact Nick Cerise +1.303.397.8331	Address 9197 South Peoria Street Englewood, CO 80112	Contact ttec.com +1.800.835.3832

FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TTEC Holding, Inc.’s management and are subject to significant risks and uncertainties. Specifically, we would like for you to focus on risks related to our strategy execution, our ability to innovate and introduce technologies that are sufficiently disruptive to allow us to maintain and grow our market share, cybersecurity risk and risks inherent to our equity structure. Actual results may differ from what is expressed in the forward-looking statements. Risk Factors that could cause TTEC’s results to differ materially from those described in the forward-looking statements can be found in TTEC’s Annual Report on Form 10-K for the year ended December 31, 2019, which has been filed with the U.S. Securities and Exchange Commission (the "SEC") and is available on TTEC’s website www.ttec.com, and on the SEC's public website at www.sec.gov. TTEC Holdings, Inc. does not undertake to update any forward-looking statements.

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Investor Relations Contact Paul Miller +1.303.397.8641	Public Relations Contact Nick Cerise +1.303.397.8331	Address 9197 South Peoria Street Englewood, CO 80112	Contact ttec.com +1.800.835.3832